Exhibit 99.1

Oramed Pharmaceuticals Announces Educational Lecture at the National
University Hospital in Singapore

JERUSALEM, Israel – February 7, 2012 - Oramed Pharmaceuticals Inc. (OTCBB: ORMP.OB) (www.oramed.com), a developer of oral delivery systems, announced today that Dr Miriam Kidron, Oramed's Chief Medical and Technology Officer, will be delivering a lecture at the National University Hospital (NUH)  in Singapore. The lecture is entitled: “From Discovery to Clinic – New Oral Anti-Diabetes Drug(s)”. The lecture will take place on Thursday, February 16, 2012 and is being hosted by the Division of Endocrinology, University Medicine Cluster.

The National University Hospital is a tertiary specialist hospital and a major referral center for a wide range of medical and dental specialties. The hospital is a member of the National University Health System (NUHS) and is the principal teaching hospital of the NUS Yong Loo Lin School of Medicine.

For more information about the hospital, please visit http://www.nuh.com.sg/

About Oramed Pharmaceuticals
Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs and vaccines presently delivered via injection. Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in phase 2 clinical trials. Established in 2006, Oramed's technology is based on over 25 years of research by top research scientists at Jerusalem's Hadassah Medical Center. The Company's corporate and R&D headquarters are based in Jerusalem.

For more information, please visit www.oramed.com

Forward-looking statements

Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and the company's ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to the company's filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

Company and Investor Relations Contact:

Oramed Pharmaceuticals
Tara Horn
USA: +1 646-240-4193
Int'l: + 972-54-334-4318
Email: tara@oramed.com